EXHIBIT 99.01

News Release

Andrea Prochniak, Investors	Jonathan Freedman, Media
212.756.4542	212.823.2687
Andrea.Prochniak@alliancebernstein.com	Jonathan.Freedman@alliancebernstein.com

AllianceBernstein Announces August 31, 2013 Assets Under Management

New York, NY, September 11, 2013 – AllianceBernstein L.P. and AllianceBernstein Holding L.P. (NYSE: AB) today announced that preliminary assets under management decreased to $436 billion during August 2013 from $444 billion at the end of July. The 1.8% decrease was driven predominantly by market depreciation, with firmwide net outflows a contributor as well. For the month, net inflows to Retail were more than offset by Institutions net outflows and modest net outflows from Private Client.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At August 31, 2013				At July 31 2013
	Institutions	Retail	Private Client	Total	Total
Equity
Actively Managed	$30	$36	$32	$98	$101
Passive	19	26	0	45	46
Total Equity	49	62	32	143	147
Fixed Income
Taxable	144	63	10	217	222
Tax-Exempt	2	8	19	29	29
Passive	0	9	0	9	8
Total Fixed Income	146	80	29	255	259
Other(1)	29	4	5	38	38
Total	$224	$146	$66	$436	$444

	At July 31, 2013
Total	$228	$148	$68	$444

(1)	Includes Asset Allocation services and alternative investments.

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Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2012 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AllianceBernstein files with or furnishes to the SEC and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At June 30, 2013, AllianceBernstein Holding L.P. owned approximately 38.1% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 64.3% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

www.alliancebernstein.com
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